Exhibit 10.5

EMPLOYMENT AGREEMENT

(John P. Gandolfo)

                This Employment Agreement dated as of January 5, 2007 (this “Agreement”) is made by and between Power Medical Interventions, Inc., a Delaware corporation (the “Company”), and John P. Gandolfo (“Executive”).

BACKGROUND

                The Company desires to employ Executive, and employee desires to be employed by the Company in accordance with the terms and conditions set forth in this Agreement.

                NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of the parties hereto set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment.  The Company offers and Executive accepts employment and agrees to perform services for the Company, for the period and upon the other terms and subject to the conditions set forth in this Agreement.

2.             Employment Term.  Executive’s employment pursuant to this Agreement shall be from January 5, 2007 (the “Effective Date”), through December 31, 2009, unless earlier terminated pursuant to the provisions of Section 9 below.  If Executive’s employment continues beyond December 31, 2009, such employment shall be at will, unless and to the extent this Agreement is extended or renewed by a written agreement between the parties.

3.             Title and Duties; Representations and Warranties.

3.1.          Service With Company.  Company hereby employs Executive to perform those executive duties and services as the Company shall from time to time set forth, and Executive accepts employment with the Company, upon the terms and conditions hereinafter set forth.  Executive shall serve as the Chief Financial Officer of the Company and shall report to the Chief Executive Officer of the Company.  Executive may also serve as an officer or director of one or more subsidiaries of the Company; provided, however, that Executive shall not be entitled to any additional compensation for serving in such additional capacities.

3.2.          Performance of Duties.  Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and best efforts to the business and affairs of the Company after the Effective Date and during the term of this Agreement.  Except to the extent the restrictions contained in Section 5 may apply, nothing in this Agreement shall prohibit Executive from (i) making and managing passive investments, (ii) serving on the Board of Directors of Bioject Medical Technologies, Inc., and (iii) engaging in religious, academic, charitable or other community or non-profit activities, in a manner, and to an extent, that will not interfere with his duties to the Company.

3.3.          Compliance with Company Policies.  Executive agrees that in the rendering of all services to the Company and in all aspects of employment hereunder, he shall comply in all material respects with all directives, policies, standards and regulations from time to time established by the Company, including without limitation Section 104 of Company’s Employment Policies and Procedures Manual, to the extent they are not in conflict with this Agreement.

3.4.          Other Obligations.

(a)           Between Executive and Third Parties.  Executive hereby represents, warrants and agrees: (i) that Executive has the full right to enter into this Agreement and perform the services required of him hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, Executive will not violate the terms or conditions of any agreement between him and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any Person anywhere in the world; (iii) that Executive has not and will not disclose or use during his employment by the Company any confidential information that he acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that Executive has disclosed to the Company in writing any and all continuing obligations to previous employers or others that require him not to disclose any information to the Company.

(b)           Between Company and Third Parties.  Executive acknowledges that the Company from time to time may have agreements with other Persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work.  Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

3.5.          Location.  Executive initially shall be based at the Company’s principal executive offices in Langhorne, Pennsylvania and shall maintain a residence within 75 miles of Longhorne.

4.             Compensation and Benefits.

4.1.          Salary.  Company shall pay Executive a base salary (“Salary”), payable in equal installments in accordance with Company’s standard schedule for salary payments to its executive employees, at an initial annual rate equal to $250,000.  Executive’s Salary shall be reviewed annually by the Chief Executive Officer and may be increased at the beginning of each calendar year.

4.2.          Bonus.  Executive will be eligible to participate in Company’s Incentive Compensation Plan for Senior Managers (the “Bonus Plan”).  Any bonus awarded under the Bonus Plan for a given year (“Plan Bonus”) will be subject to the terms and conditions of the Bonus Plan and based on (i) Company’s performance during such year measured against one or more Company goals set by the Chief Executive Officer at the beginning of such year, and (ii) Executive’s performance during such year measured against one or more job-specific goals determined by the Chief Executive Officer and Executive at the beginning of such year.  Executive’s Plan Bonus for a given year will be targeted at 35% of Salary for such year, subject to approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

4.3.          Stock Options.  Subject to approval by the Compensation Committee, the Company shall grant to Executive a nonqualified stock option (the “Option”) to purchase 1,830,697 shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”).  The Option shall have an exercise price per share equal to the fair market value on the date of grant (as determined by the Compensation Committee after considering advice from an independent appraisal firm) and shall be substantially in the form of Exhibit 4.3.   The Option shall vest as to 25% of the shares issuable thereunder on the first anniversary of the Effective Date, and the remainder shall vest in equal monthly portions over the following 36 months, for a total four-year vesting period, all as set forth in greater detail in the Option.  Notwithstanding the vesting schedule set forth above, upon a Change of Control (as defined below), vesting of the Option shall accelerate such that if a Change of Control occurs on or before the first anniversary of the Effective Date, then 50% of the shares issuable pursuant to the Option shall be immediately vested and if a Change of Control occurs after the first anniversary of the Effective Date, then all unvested shares issuable pursuant to the Option shall immediately become vested.

                For purposes of the Option, a “Change of Control” shall mean the sale of all or substantially all of assets or issued and outstanding capital stock of the Company in one or more related transactions, or a merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.

4.4.          Other Benefits.    Executive shall have the right to participate in all benefit plans which may be in effect for the Company’s executive employees from time to time, including, without limitation, group health and dental insurance, group life insurance, disability insurance, and 401(K) plans, in accordance with the terms and conditions thereof.

4.5.          Expenses.  During the term of this Agreement, the Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his duties under this Agreement, subject to the presentment by Executive of appropriate reports and receipts in accordance with the Company’s normal policies for expense verification.

4.6.          Vacation.  Executive shall be entitled to four weeks vacation each calendar year.  Any vacation taken by Executive shall be taken at such time as is reasonably convenient in relationship to the needs of the business of the Company.  Vacation time shall not accrue beyond the year in question; provided, however, that any vacation time not taken during any year due to constraints imposed by the Company’s business requirements shall accrue beyond the year in question.

5.             Restrictive Covenants.

5.1.          Certain Definitions.  The following terms shall have the following meanings:

                                “Competitive Activity” means the development, manufacture, distribution, sale or marketing of products or services which compete with the Company’s products or services, including without limitation computer-mediated wound closure devices, imaging devices and vascular devices, whether as a proprietor, partner, shareholder, owner, employer, employee, independent contractor, venturer or otherwise.

                                “Competitor” means (i) Ethicon Endo-Surgery (currently a unit of Johnson & Johnson), (ii) United Stated Surgical Corporation (currently a unit of Tyco International’s Tyco Healthcare division, which is soon to be spun out as an independent company), (iii) any other Person (other than Company) that engages in any Competitive Activity during the Restriction Period, and (iv) any affiliate or successor of any of the foregoing entities.

                                “Confidential Information” means all confidential, secret or proprietary information of or relating to the Company, its business or practice, which is not generally known or available to the public (whether or not in written or tangible form) including, without limitation, designs, technology, customer lists, supplier lists, processes, know-how, trade secrets, pricing policies and other confidential business information.

                                “Confidential Materials” means any and all documents, records, reports, lists, notes, plans, materials, programs, software, disks, diskettes, recordings, manuals, correspondence, memoranda, magnetic media or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which any Confidential Information may be contained.

                                “Customers” means any and all past, present and future customers of the Company.

                                “Company” means the Company and its subsidiaries, whether now or in the future.

                                “Non-Competition Period” means the period of time, commencing on the date hereof and expiring 12 months after the termination of Executive’s employment with the Company pursuant to, this Agreement, voluntarily or involuntarily, for any reason whatsoever, subject to extension pursuant to Section 5.6 below.

                                “Person” means an individual, proprietorship, partnership, joint venture, corporation, limited liability company, association, trust, estate, unincorporated organization, a government or any branch, subdivision, department or agency thereof, or any entity.

                                “Personnel” means any and all employees, contractors, agents, vendors, consultants or other Persons rendering services or providing goods to the Company for compensation in any form, whether employed by or independent of the Company.

                                “Restricted Area” means world-wide.

                                “Restriction Period” means the period of time, commencing on the date hereof and expiring 12 months after the termination of Executive’s employment with the Company pursuant to, this Agreement, voluntarily or involuntarily, for any reason whatsoever, subject to extension pursuant to Section 5.4 below.

5.2.          Confidentiality.

(a)           Confidential Information.  Subject to Section 5.2(c):

(i)            Duty to Maintain Confidentiality.  Executive shall maintain in strict confidence and duly safeguard to the best of his ability any and all Confidential Information.

(ii)           Covenant Not to Disclose, Use or Exploit.  Executive shall not, directly or indirectly, disclose, divulge or otherwise communicate to anyone or use or otherwise exploit for the benefit of anyone, other than the Company, any Confidential Information.

(iii)          Confidential Materials.  All Confidential Information and Confidential Materials are and shall remain the exclusive property of the Company and no such materials or information may be copied or otherwise reproduced, removed from the premises of the Company or entrusted to any Person (other than Company itself or authorized Personnel) without prior written permission from the Company.

(b)           Survival of Covenants.  Notwithstanding anything herein to the contrary, the covenants set forth in this Section 5.2 shall survive the termination of this Agreement and any other agreement among the parties hereto (regardless of the reason for such termination), unless terminated by a written instrument that expressly terminates by specific reference the covenants set forth in this Section 5.2.

(c)           Permitted Activities.  If Executive receives a request or demand for Confidential Information (whether pursuant to a discovery request, subpoena or otherwise), Executive shall immediately give the Company written notice thereof and shall at the Company’s expense (provided the Company approves any and all such expenses) exert his best efforts to resist disclosure, including, without limitation, by fully cooperating and assisting the Company in whatever efforts it may make to resist or limit disclosure or to obtain a protective order or other appropriate remedy to limit or prohibit further disclosure or use of such Confidential Information.  If Executive complies with the preceding sentence but nonetheless becomes legally compelled to disclose Confidential Information, Executive shall disclose only that portion of the Confidential Information that he is legally compelled to disclose.

5.3.          Covenant not to Compete.  During the Non-Competition Period, Executive shall not, directly, indirectly, whether as a sole practitioner, owner, partner, shareholder, investor, employee, Company, venturer, independent contractor, consultant or other participant, (i) own, manage, invest in or acquire any economic stake or interest in any Person involved in a Competitive Activity, (ii) derive economic benefit from or with respect to any Competitive Activity, or (iii) otherwise engage or participate in any manner whatsoever in any Competitive Activity; provided, however, this Section 5.3 shall not restrict Executive from owning less than 1% of the publicly traded debt or equity securities issued by a corporation or other entity or from having any other passive investment that creates no conflict of loyalty or interest with any duty owed to the Company.  Executive shall be deemed to have derived economic benefit in violation of this Section 5.3 if, among other things, any of his compensation or income is in any way related to any Competitive Activity conducted by any Person.  Further, during the Non-Competition Period Executive shall not, directly or indirectly, advance, cooperate in or help or aid any Competitor in the conduct of any Competitive Activity, or accept any employment with or otherwise be involved, directly or indirectly, in (or with any Person involved in) any Competitive Activity which by its nature could reasonably be expected to involve the use or disclosure of any Confidential Information.

5.4.          Covenants not to Interfere.

(a)           Customers.  During the Restriction Period, Executive shall not, directly or indirectly, induce or influence, or attempt to induce or influence, any Customer to terminate a relationship which has been formed or is being formed, or otherwise divert from the Company, any Customer, or solicit, induce or influence any Customer to discontinue, reduce the extent of, discourage the development of or otherwise harm its relationship with the Company, including, without limitation, to commence or increase its relationship with any Competitor.

(b)           Personnel.  During the Restriction Period, Executive shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any Personnel of the Company to discontinue, reduce the extent of, discourage the development of or otherwise harm its relationship or commitment to the Company.  Conduct prohibited under this Section 5.4(b) shall include, without limitation, employing, seeking to employ or causing, aiding, inducing or influencing a Competitor to employ or seek to employ any Personnel of the Company.

5.5.          Equitable Relief.  Each of the parties acknowledges that the provisions and restrictions of this Section 5 are reasonable and necessary for the protection of the legitimate interests of Company.  Each of the parties further acknowledges that the provisions and restrictions of this Section 5 are unique and that any breach or threatened breach of any such provisions or restrictions will provide Company with no adequate remedy at law, and the result will be irreparable harm to Company.  Therefore, the parties hereto agree that upon a breach or threatened breach of the provisions or restrictions of this Section 5, Company shall be entitled, in addition to any other rights and remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, to obtain an equitable accounting of all earnings, profits or other benefits resulting from such breach or threatened breach and to obtain specific performance or a temporary and permanent injunction.

5.6.          Full Restriction Period.  If Executive violates any restrictive covenant contained herein and Company institutes action for equitable relief, Company, as a result of the time involved in obtaining such relief, shall not be deprived of the benefit of the full Non-Competition Period or Restriction Period, as the case may be.  Accordingly, the Non-

Competition Period and the Restriction Period shall be deemed to have the respective durations specified in Section 5.1, computed from and commencing on the date on which relief is granted by a final order from which there is no appeal, but reduced, if applicable, by the length of time between the date such period commenced and the date of the first violation of any restrictive covenant by Executive.

5.7.          Equitable Accounting.  Company shall have the right to demand and receive equitable accounting with respect to any consideration received by Executive in connection with activities in breach of the restrictive covenants herein, and Company shall be entitled to payment from Executive of such consideration on demand.

5.8.          Prior Breaches.  Neither the expiration of the Restriction Period nor the termination of the status of any Customer or Personnel as such (whether or not due to a breach hereof by Executive) shall preclude, limit or otherwise affect the rights and remedies of Company against Executive based upon any breach hereof during the Restriction Period or before such status of Customer or Personnel terminated.

5.9.          Noncircumvention of Covenants.  Executive acknowledges and agrees that, for purposes of this Agreement, an action shall be considered to have been taken by Executive “indirectly” if taken by or through (a) any member of his family (whether a close or distant relation by blood, marriage or adoption), (b) any Person owned or controlled, solely or with others, directly or “indirectly” by Executive or a member of his family, (c) any Person of which he is an owner, partner, Company, employee, trustee, independent contractor or agent, (d) any employees, partners owners or independent contractors of any such Person or (e) any other one or more representatives or intermediaries, it being the intention of the parties that Executive shall not directly or indirectly circumvent any restrictive covenant contained herein or the intent thereof.

5.10.        Notice of Restrictions.  During the Restriction Period, Employee shall notify each prospective Company, partner or co-venturer of the restrictions contained in this Agreement.  Company is hereby authorized to contact any of such Persons for the purpose of providing notice of such restrictions.

5.11.        Reduction of Restrictions by Court Action.  Each of the provisions hereof, including, without limitation, the periods of time, geographic areas and types and scopes of duties of, and restrictions on the activities of, the parties hereto specified herein are and are intended to be divisible, and if any portion thereof (including any sentence, clause or word) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas or business activities or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect, and any such invalid or unenforceable provision shall be deemed, without further action on the part of any party hereto or other Person, modified and amended to the minimum extent on the part of any party hereto or other Person, modified and amended to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

5.12.        Fairness of Restrictions.  Executive acknowledges and agrees that (a) compliance with the restrictive covenants set forth herein would not prevent him from earning a living that involves his training and skills without relocating, but only engaging in unfair competition with, misappropriating a corporate opportunity of, or otherwise unfairly harming Company and (b) the restrictive covenants set forth herein are intended to provide a minimum level of protection necessary to protect the legitimate interests on Company.  In addition, the parties acknowledge that nothing herein is intended to or shall limit, replace or otherwise affect any other rights or remedies at law or in equity for protection against unfair competition with, misappropriation of corporate opportunities of, disclosure of confidential and proprietary information of, or defamation of Company, or for protection of any other rights or interest of Company.

6.             Ownership and Assignment of Inventions.  Executive agrees that if, during his employment with Company, Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (collectively, “Inventions”) that relates to any of the products or services being developed, manufactured or sold by Company or which may conveniently be used in relation therewith or which may be used in place of any such product or service, or results from tasks assigned to Executive by Company or results, in whole or in part, from the use of property or premises owned, leased or contracted for by Company, such Inventions and the benefits thereof shall immediately become the sole and absolute property of Company and its assigns.  Executive agrees that all Inventions that consist of works of authorship capable of protection under copyright laws shall constitute works made for hire.  Executive hereby agrees to assign, and to the extent he may lawfully do so, hereby assigns to Company, any rights Executive may have or acquire in the Inventions and benefits and/or rights resulting therefrom to Company and its assigns without compensation.

7.             Executive’s Obligation to Keep Records.  Executive shall make and maintain adequate and current written records of all Inventions, including notebooks and invention disclosures, which records shall be available to and remain the property of Company at all times.  Executive shall promptly disclose all Inventions to Company, fully, in writing and without publishing the same, immediately upon production or development of the same and at any time upon request.

8.             Executive’s Obligation to Cooperate.  Executive will, at any time during his employment, or after it terminates, upon request of Company, execute all documents and perform all lawful acts which Company considers necessary or advisable to secure its rights under Section 6 of this Agreement and to carry out the intent of this Agreement.  Without limiting the generality of the foregoing, Executive will assist Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Inventions assigned pursuant to Section 6, and Executive will execute, when requested, patent and other applications and assignments thereof to Company, or Persons designated by it, and any other lawful documents deemed necessary by Company to carry out the purposes of this Agreement, and Executive will further assist Company in every way to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by Company, all without further consideration than provided for herein.  It is understood that reasonable out-of-pocket expenses of Executive’s assistance incurred at the request of Company under this Section will be reimbursed by Company.

9.             Termination.

9.1.          Bases for Termination.  Notwithstanding any other provision of this Agreement, the employment relationship created under this Agreement between Company and Executive shall terminate immediately upon the occurrence of any one of the following events:

(a)           The death of Executive;

(b)           Executive shall become Permanently Disabled (as defined in Section 9.4);

(c)           Immediately upon delivery to Executive by Company of written notice of termination for Cause (as defined in Section 9.4);

(d)           Immediately upon delivery to Executive by Company of written notice of termination without Cause; or

(e)           Thirty (30) days after delivery to Company by Executive of written notice of Executive’s voluntary and unilateral termination of this Agreement.

Notwithstanding any termination of employment, Executive, in consideration of his employment hereunder to the date of such termination and the payment by Company of the compensation payable hereunder, agrees that Executive’s covenants and obligations set forth in Sections 5 through 10 shall remain in effect and be fully enforceable in accordance with the provisions thereunder.

9.2.          Effect of Termination.

(a)           If Executive’s employment is terminated  pursuant  to clauses (a), (b), (c) or (e) of Section 9.1 hereof, Executive shall be entitled to receive his Salary pro-rated through the effective date of such termination (which shall be the date of death or the date Executive becomes Permanently Disabled), which pro-rated Salary shall be paid to Executive within 15 days of such effective date.  Executive shall also be entitled to reimbursement for all Expenses incurred by Executive prior to such effective date, to the extent that such expenses have not been previously reimbursed by Company, which Expenses shall be paid to Executive within 15 days after Executive submits to Company appropriate documentation as required hereunder.

(b)           If Executive’s employment is terminated pursuant to clause (d) of Section 9.1 hereof prior to a Change of Control, Company shall (i) continue to pay to Executive his Salary in effect as of the date immediately prior to the effective date of such termination, until the six-month anniversary of such effective date, and (ii) reimburse Executive for all Expenses incurred prior to such effective date, to the extent that such Expenses have not been previously reimbursed by Company, which Expenses shall be paid to Executive within 15 days after Executive submits to Company appropriate documentation as required hereunder.

(c)           If Executive’s employment is terminated pursuant to clause (d) of Section 9.1 hereof after a Change of Control, Company shall (i) continue to pay to Executive his Salary in effect as of the date immediately prior to the effective date of such termination, until the one-year anniversary of such effective date, and (ii) reimburse Executive for all Expenses incurred prior to such effective date, to the extent that such Expenses have not been previously reimbursed by Company, which Expenses shall be paid to Executive within 15 days after Executive submits to Company appropriate documentation as required hereunder.

9.3.          Surrender of Records and Property.  Upon termination of his employment with Company, Executive shall promptly deliver to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations and copies thereof, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company, and all other property, trade secrets and confidential information of Company, including, without limitation, all documents which in whole or in part contain any trade secrets or confidential information of Company, which in any of these cases are in his possession or under his control.

9.4.          Certain Definitions.  For the purposes of this Section 9, the following terms shall have the following meanings:

                                “Cause” shall mean (i) Executive’s willful misconduct which materially and adversely reflects upon the business, affairs, operations, or reputation of Company or upon Executive’s ability to perform his duties for Company; (ii) Executive’s failure to perform his duties and responsibilities other than as a result of disability for Company, which failure continues for more than ten days after Company gives written notice to Executive which sets forth in reasonable detail the nature of such failure; (iii) Executive’s negligent performance of his duties, which negligent performance continues for more than ten days after Company gives written notice to Executive which sets forth in reasonable detail the nature of such negligence; or (iv) Executive’s breach of any one or more of the material provisions of this Agreement (including without limitation Section 3.3 and the policies referenced therein), which breach continues for more than ten days after Company gives written notice to Executive which sets forth in reasonable detail the nature of such breach.

                                “Permanently Disabled” means Executive is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment, for a continuous period of nineteen (19) consecutive weeks or for any twenty-six (26) weeks within a fifty-two (52) week period.

10.           Miscellaneous Provisions.

10.1.        Governing Law and Jurisdiction.  This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be construed in accordance with the laws of said state applicable to contracts made and to be performed within said state.  The parties consent to the exclusive jurisdiction of the Courts of Common Pleas located in Bucks County, Pennsylvania in all actions arising out of this Agreement.

10.2.        Entire Agreement.  This Agreement (together with the exhibit attached hereto, which hereby is incorporated by reference) contains the entire agreement of the parties hereto relating to the employment of Executive by Company and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

10.3.        Withholding Taxes.  Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10.4.        Supplements and Amendments.  This Agreement may be supplemented or amended only upon the written consent of each of the parties hereto.

10.5.        Assignment.  Except as expressly provided below, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.  Company may, without the prior written consent of Executive, assign its rights and obligations under this Agreement to any other corporation, firm or other business entity with or into which Company may merge or consolidate, or to which Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Company.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.6.        No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.7.        Severability.   The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable and/or invalid by a court of competent jurisdiction, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.

10.8.        Titles and Headings.  The titles and headings of  the various Sections of this Agreement are intended solely for convenience of reference and not intended for any purpose whatsoever to explain, modify or place any construction upon any of the provisions hereof.

10.9.        Remedies.  Executive recognizes that money damages alone may not adequately compensate Company in the event of breach by Executive of this Agreement, and Executive therefore agrees that, in addition to all other remedies available to Company at law, in equity or otherwise, Company may be entitled to injunctive relief for the enforcement hereof.  (For purposes of clarification, Executive’s consent to injunctive relief is subject to Company first proving a material breach of this Agreement.)  All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

10.10.      Validity.  In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.  If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.  Except as otherwise provided in this Section 10, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

10.11.      Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered (which shall include personal delivery and delivery by courier, messenger or overnight delivery service) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At his home address in accordance with the Company’s
records.

If to Company:	2021 Cabot Boulevard West
Langhorne, PA 19047

or to such other address of which either party gives notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.12.      Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                                                                                                *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day and year first written above.

POWER MEDICAL INTERVENTIONS, INC.

By:	/s/ Michael Whitman
Name: Michael Whitman
Title: President & CEO

EXECUTIVE:

/s/ John P. Gandolfo
John P. Gandolfo